                                                         File No. 811-
                                                                      ----------

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D. C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                         FILED PURSUANT TO SECTION 8(a)
                      OF THE INVESTMENT COMPANY ACT OF 1940

 The undersigned investment company hereby notifies the Securities and Exchange
  Commission that it registers under and pursuant to the provisions of Section
     8(a) of the Investment Company Act of 1940, and in connection with such notification of registration submits
                           the following information:

                Name: Tortoise North American Energy Corporation

   Address of Principal Business Office (No. & Street, City, State, Zip Code):
                             10801 Mastin Boulevard
                                    Suite 222
                             Overland Park, KS 66210

             Telephone Number (including area code): (913) 981-1020

                      Name and address of agent for service
                                  of process:

                               David John Schulte
                        Tortoise Capital Advisors, L.L.C.
                             10801 Mastin Boulevard
                                    Suite 222
                             Overland Park, KS 66210

                                    Copy to:

                                Steven F. Carman
                       Blackwell Sanders Peper Martin LLP
                          4801 Main Street, Suite 1000
                           Kansas City, Missouri 64112

Check Appropriate Box:

         Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                   YES  [X]                           NO  [ ]

         Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of Overland Park and the State of Kansas on the 13th day of January, 2005.

                                     Tortoise North American Energy Corporation


                                     By: /s/ TERRY C. MATLACK
                                         --------------------------------------
                                        Terry C. Matlack, Director




Attest: /s/ DAVID J. SCHULTE
        --------------------------
        David J. Schulte,
        Chief Executive Officer